UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2007
COLEMAN CABLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33337	36-4410887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1530 Shields Drive, Waukegan, IL (Address of principal executive offices)		60085 (Zip Code)
(847) 672-2300
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On November 13, 2007, Coleman Cable Inc. (“Coleman”) issued a press release announcing earnings for its third quarter ended September 30, 2007 and net sales and earnings guidance for its fourth quarter ending December 31, 2007. A copy of Coleman’s press release, dated November 13, 2007, is attached as Exhibit 99.1.
The information furnished under Item 2.02 of this Current Report on Form 8-K, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 9, 2007, the Board of Directors of Coleman elected Isaac M. Neuberger and Harmon S. Spolan to become directors of Coleman effective as of the close of business on November 16, 2007.
Mr. Neuberger is a founding principal of the law firm of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., located in Baltimore, Maryland. He also serves as a member of the Board of Directors of AmTrust Financial Services, Inc. (NASDAQ: AFSI).
Mr. Spolan is of Counsel to the law firm of Cozen O’Connor P.C. located in Philadelphia, Pennsylvania. Prior to joining Cozen in 1999, he served as president of Jefferson Bank for 22 years. Mr. Spolan is also a member of the Board of Directors of Atlas America Inc. (NASDAQ: ATLS) and TRM Corp. (NASDAQ: TRMM).
Neither Mr. Neuberger nor Mr. Spolan has yet been named to any committee of the Board. There are no related persons transactions under Item 404(a) of Regulation S-K between Coleman and Mr. Neuberger or between Coleman and Mr. Spolan. Further, there are no arrangements or understandings between Mr. Neuberger and Coleman, or Mr. Spolan and Coleman, and any other person pursuant to which either of them was or is selected as a director.
Each of Mr. Neuberger and Mr. Spolan will receive the same compensation received by other non-employee directors of Coleman.
Item 9.01 Financial Statements and Exhibits

Exhibit
Number	Description
99.1	Press Release, dated November 13, 2007.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLEMAN CABLE, INC.
Date: November 13, 2007	By:	/s/ Richard N. Burger
		Name:	Richard N. Burger
		Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer